Exhibit 10.1
PLEASE SIGN & RETURN
EAGLE MATERIALS INC.
INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
          This option agreement (the “Option Agreement” or “Agreement”) entered into between Eagle Materials Inc., a Delaware corporation (the “Company”), and                                          (the “Optionee”), an employee of the Company or its Affiliates, with respect to a right (the “Option”) awarded to the Optionee under the Eagle Materials Inc. Incentive Plan, as amended and restated as of July 27, 2004 (the “Plan”), on June 9, 2005 (the “Award Date”) to purchase from the Company up to but not exceeding in the aggregate                      shares of Class B Common Stock (as defined in the Plan) at a price of $87.23 per share (the “Exercise Price”), such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan.
          This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company’s Compensation Committee (“Committee”) and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Option Agreement:
          (a) “Capitalization” means stockholders’ equity (as such term is reported by the Company in its annual report to stockholders for the fiscal year ended March 31, 2006) plus Net Debt.
          (b) “Net Debt-to-Capitalization Ratio” means the ratio of: (i) Net Debt; over (ii) Capitalization, as adjusted by the Committee in its reasonable discretion to take into account events and circumstances not contemplated at the time of this Award.
          (c) “EBIT” for any fiscal year means the Company’s earnings before interest and taxes as reported by the Company in its annual report to stockholders for such fiscal year, as adjusted by the Committee in its reasonable discretion to take into account events and circumstances not contemplated at the time of this Award.
          (d) “Net Debt” means notes payable, plus long term debt, minus cash and cash equivalents (as such terms are reported by the Company in its annual report to stockholders for the fiscal year ended March 31, 2006).
          (e) “Option Shares” means EBIT Option Shares (as defined below), Operational Excellence Option Shares (as defined below), and/or Balance Sheet Improvement Option Shares, as appropriate.

          (f) “Vesting Date” means for the EBIT Option Shares (as defined below) March 31 of any given fiscal year in which the EBIT Option Shares (as defined below) vest, if any, in accordance with Section 2(a) and for the portion of the Option Shares subject to Sections 2(b) and 2(c), March 31, 2006.
          (g) “Vesting Period” means the period commencing on the Award Date and ending on March 31, 2008 for the portion of the Option Shares subject to Section 2(a) and March 31, 2006 for the portion of the Option Shares subject to Sections 2(b) and 2(c).
          2. Vesting and Exercise Schedules.
          (a) EBIT Vesting Schedule.                      of the shares of Class B Common Stock covered by this Option (the “EBIT Options Shares”) shall vest based on the trailing three year average EBIT for the three consecutive fiscal years ending with the applicable fiscal year in accordance with the following schedule:

	3 Year Average EBIT Targets
	at FYE (in Millions)
Vesting
Percentage	March 31, 2006	March 31, 2007	March 31, 2008
0%	less than $150.0	less than $180.0	less than $210.0
50%	$150.0	$180.0	$210.0
60%	$153.0	$183.0	$213.0
70%	$156.0	$186.0	$216.0
75%	$160.0	$190.0	$220.0
80%	$163.0	$193.0	$223.0
90%	$166.0	$196.0	$226.0
100%	$170.0	$200.0	$230.0
          The exact vesting percentage attained from the vesting schedule above shall be calculated based on straight-line interpolation between the percentages shown in the vesting schedule above with fractional percentages rounded to the nearest tenth of one percent; provided, however, in no event shall the EBIT Option Shares vest below fifty percent.
          If the three year average EBIT for any fiscal year subsequent to the initial fiscal year within the Vesting Period results in a vesting percentage, the applicable percentage of EBIT Option Shares which shall vest on the applicable Vesting Date shall equal (i) the vesting percentage derived from the vesting schedule above for the given fiscal year end less (ii) the vesting percentage previously attained in prior fiscal year(s), if any. At the end of the Vesting Period, if any EBIT Option Shares remain unvested, such EBIT Option Shares shall be forfeited.
          The Optionee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the Vesting Date in order for the EBIT Option Shares to vest as provided in this Section 2(a).
          (b) Operational Excellence Vesting Schedule.                     shares of Class B Common Stock covered by this Option (the “Operational Excellence Option Shares”) shall vest on March 31, 2006 based on the number of points achieved at the end of the Fiscal Year 2006 based on the Fiscal Year 2006 Operational Excellence Goals (as described in Exhibit B to this Agreement) in accordance with the following schedule:

Percentage of Operational
Points Achieved	Excellence Option Shares Vested
100	100%
94	90%
88	80%
82	70%
76	60%
70	50%
64	40%
58	30%
52	20%
46	10%
40	0%
          The determination of the number of points achieved shall be made and approved by the Committee. The Committee shall have the sole authority to determine the number of points achieved for purposes of this schedule, and its determination shall be final, conclusive and binding on all parties. The exact vesting percentage attained from the schedule shall be calculated based on straight-line interpolation between the percentages shown in the schedule with fractional percentages rounded to the nearest tenth of one percent. At the end of the Vesting Period, if any Operational Excellence Option Shares remain unvested, such Operational Excellence Option Shares shall be forfeited.
          The Optionee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the Vesting Date in order for the Operational Excellence Option Shares to vest as provided in this Section 2(b).
          (c) Balance Sheet Improvement Vesting. ___shares of the Class B Common Stock covered by this Option (the “Balance Sheet Improvement Option Shares”) shall fully vest on March 31, 2006 if the Company achieves a Net Debt-to-Capitalization Ratio between 0.2 and 0.45 as of March 31, 2006. At the end of the Vesting Period, if any Balance Sheet Improvement Option Shares remain unvested, such Balance Sheet Improvement Option Shares shall be forfeited.
          The Optionee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the Vesting Date in order for the Balance Sheet Improvement Option Shares to vest as provided in this Section 2(c).
          (d) Exercisability. One-third of the Option Shares that vest in accordance with the provisions of Section 2(a), 2(b) or 2(c) shall become exercisable as soon as administratively practicable following the applicable Vesting Date. The remaining two-thirds shall become exercisable with one-third on the first anniversary of such Vesting Date and one-third on the second anniversary of such Vesting Date.

          The Optionee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the date the portion of the Option Shares would otherwise become exercisable in order for the Option to become exercisable with respect to additional Option Shares, otherwise such Option Shares shall be forfeited.
          To the extent the Option becomes exercisable, such Option may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Option pursuant to the terms of this Agreement or the Plan.
          (e) Calculations. Calculations of EBIT, the points achieved under the Operational Excellence Goals and the Balance Sheet Improvement criteria shall be made and approved by the Committee. The Committee shall have the sole authority to approve the calculations for purposes of the vesting schedules, and its approval of such calculations shall be final, conclusive, and binding on all parties.
          (f) Change in Control. This Option shall become fully vested and exercisable, without regard to the limitations set forth in subparagraph (a), (b), (c), or (d) above, provided that the Optionee has been in continuous employment with the Company or any of its Affiliates or served as a Director since the Award Date, upon the occurrence of a Change in Control (as defined in Exhibit A to this Agreement), and fully exercisable (without regard to the limitations set forth in subparagraph (d) above) upon a Change in Control with respect to any Option Shares which have not been theretofore forfeited, unless either (i) the Committee determines that the terms of the transaction giving rise to the Change in Control provide that the Option is to be replaced within a reasonable time after the Change in Control with an option of equivalent value to purchase shares of the surviving parent corporation or (ii) the Option is to be settled in cash in accordance with the last sentence of this subparagraph (f). Upon a Change in Control, pursuant to Section 16 of the Plan, the Company may, in its discretion, settle the Option by a cash payment equal to the difference between the Fair Market Value per share of Class B Common Stock on the settlement date and the Exercise Price for the Option, multiplied by the number of shares then subject to the Option.
          3. Termination of Option.
          The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Class B Common Stock not previously purchased by the Optionee at the earliest time specified below:
          (a) the seventh anniversary of the Award Date;
          (b) if Optionee’s employment with the Company and its Affiliates (and service as a Director) is terminated by the Company or a Subsidiary for “cause” (as determined by the Committee) at any time after the Award Date, then the Option shall terminate immediately upon such termination of Optionee’s employment;
          (c) if Optionee’s employment with the Company and its Affiliates (and service as a Director) is terminated for any reason other than death or termination for “cause,”

then the Option shall terminate on the first business day following the expiration of the 90-day period beginning on the date of termination of Optionee’s employment; or
          (d) if Optionee’s employment with the Company and its Affiliates (and service as a Director) is terminated due to the death of the Optionee at any time after the Award Date and while in the employ of the Company or its Affiliates or within 90 days after termination of such employment then the Option shall terminate on the first business day following the expiration of the one-year period which began on the date of Optionee’s death.
          In the event the Option remains exercisable for a period of time following the date of termination of Optionee’s employment, the Option may be exercised during such period of time only to the extent it was exercisable as provided in Section 2 on such date of termination of Optionee’s employment. The portion of the Option not exercisable upon termination shall terminate and be of no force and effect upon the date of the Optionee’s termination of employment.
          4. Exercise of Option.
          Subject to the limitations set forth herein and in the Plan, this Option may be exercised by notice provided to the Company as set forth in Section 5. The payment of the Exercise Price for the Class B Common Stock being purchased pursuant to the Option shall be made (a) in cash, by check or cash equivalent, (b) by tender to the Company, or attestation to the ownership, of Common Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such Common Stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the Exercise Price, (c) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), (d) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (e) by any combination thereof. Such notice shall be accompanied by cash or Common Stock in the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of such Participant resulting from such exercise (or instructions to satisfy such withholding obligation by withholding Option Shares in accordance with Section 8). For the purpose of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise.
          If the Optionee desires to pay the purchase price for the Option Shares by tendering Common Stock using the method of attestation, the Optionee may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value, in which case the Company shall issue or otherwise deliver to the Optionee upon such exercise a number of Option Shares equal to the result obtained by dividing (a) the excess of the aggregate Fair Market Value of the total number shares of Class B Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the purchase price payable in respect of such exercise by (b) the Fair Market Value per Option Share subject to the Option, and the Optionee may retain the shares of Common Stock the ownership of which is attested.
          Notwithstanding anything to the contrary contained herein, the Optionee agrees that he will not exercise the Option granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. The Optionee agrees that, unless the options and shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended (the “Act”), the Company may, at its election, require the Optionee to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.
          If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as reasonably practicable, shall be postponed for the period of time necessary to take such action.
          5. Notices.
          Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:
          (a) by electronic means as designated by the Committee, in which case the date of exercise shall be the date when receipt is acknowledged by the Company;
          (b) by registered or certified United States mail, postage prepaid, to Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek, Suite 1100, Dallas, Texas 75219, in which case the date of exercise shall be the date of mailing; or
          (c) by hand delivery or otherwise to Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek, Suite 1100, Dallas, Texas 75219, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.
          Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Option, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company’s current address.
          Any other notices provided for in this Agreement or in the Plan shall be given in writing or by such electronic means, as permitted by the Committee, and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Optionee, five days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the address specified at the end of this Agreement or at such other address as the Optionee hereafter designates by written notice to the Company.

          6. Assignment of Option.
          Except as otherwise permitted by the Committee, the rights of the Optionee under the Plan and this Award Agreement are personal; no assignment or transfer of the Optionee’s rights under and interest in this Option may be made by the Optionee otherwise than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order; and this Option is exercisable during his lifetime only by the Optionee.
          After the death of the Optionee, exercise of the Option shall be permitted only by the Optionee’s executor or the personal representative of the Optionee’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Optionee’s death.
          7. Stock Certificates.
          Certificates representing the Class B Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option. The Company may place a “stop transfer” order against shares of the Class B Common Stock issued pursuant to the exercise of this Option until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 7 have been complied with.
          8. Withholding.
          No certificates representing shares of Class B Common Stock purchased hereunder shall be delivered to or in respect of an Optionee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Class B Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Option. The Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of all or any portion of this Option by delivering cash, or, with the Committee’s approval, by electing to have the Company withhold shares of Class B Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid. The Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.
          9. Shareholder Rights.
          The Optionee shall have no rights of a shareholder with respect to shares of Class B Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Class B Common Stock has been transferred to the Optionee.

          10. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Optionee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
          11. No Employment Guaranteed.
          No provision of this Option Agreement shall confer any right upon the Optionee to continued employment with the Company or any Subsidiary.
          12. Governing Law.
          This Option Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.
          13. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Optionee.

EAGLE MATERIALS INC.

Date:	By:

	Name:	Steven R. Rowley
	Title:	President and CEO
          The Optionee hereby accepts the foregoing Option Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

OPTIONEE:
Date:

Optionee’s Address:
Eagle Materials Inc.
3811 Turtle Creek Blvd #1100
Dallas, TX 75219

Exhibit A
Change in Control
          For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:
          (a) The acquisition by any Person of beneficial ownership of securities of the Company (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of (i) 50% or more of the total number of outstanding shares of any single class of Company Common Stock or (ii) 40% or more of the total number of outstanding shares of all classes of Company Common Stock, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board or (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or who is otherwise designated as a member of the Incumbent Board by such a vote) shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (c) The consummation of a Business Combination, unless, immediately following such Business Combination, (i) more than 50% of both the total number of then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the outstanding shares of Company Common Stock immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding shares of Company Common Stock, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the total number of then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the consummation of such Business Combination; or

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          (d) Approval by the Board and the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition (or, if there is no such approval by shareholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (A) Persons that were beneficial owners of the outstanding shares of Company Common Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 50% of the total number of then outstanding shares of common stock and the combined voting power of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the Acquiring Entity in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition of the outstanding shares of Company Common Stock; (B) no Person (other than any employee benefit plan (or related trust) of the Company or such entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the Board of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Major Asset Disposition.
          For purposes of the foregoing,
     (i) the term “Person” means an individual, entity or group;
     (ii) the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
     (iii) the terms “beneficial owner”, “beneficially ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;
     (iv) the term “Business Combination” means (x) a merger, consolidation or share exchange involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;
     (v) the term “Company Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company and the Class B Common Stock, par value $.01 per share, of the Company (or, if the context requires, shall mean either such class);
     (vi) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (vii) the phrase “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries;

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     (viii) the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 50% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the members of the Incumbent Board;
     (ix) the term “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body); and
     (x) the phrase “substantially the same proportions,” when used with reference to ownership interests in the parent corporation resulting from a Business Combination or in an Acquiring Entity, means substantially in proportion to the number of shares of Company Common Stock beneficially owned by the applicable Persons immediately prior to the Business Combination or Major Asset Disposition, but is not to be construed in such a manner as to require that the same ratio or number of shares of such parent corporation or Acquiring Entity be issued, paid or delivered in exchange for or in respect of the shares of each class of Company Common Stock.

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Exhibit B
Eagle Materials Inc.
FY 2006 Operational Excellence Goals

Gypsum Companies

1.	(20 pts) Goal related to combined annual average 1/2” Eagleroc (#1 MSF/Net hour)

2.	(20 pts) Goal related to combined annual average 5/8” Firebloc (#1 MSF/Net hour)

3.	(15 pts) Goal related to combined annual plant efficiencies

4.	(20 pts) Goal related to the commencement of the Georgetown facility by fiscal year end.

5.	(10 pts) Goal related to current and potential synthetic sources for gypsum in North America.

6.	(5 pts) Develop a plan to maximize the payload on all outbound trucks and rail cars of gypsum wallboard.

7.	(5 pts) Goal related to additional gypsum reserves for the Duke facility.

Cement Companies

8.	(20 pts) Goal related to combined annual average type I/II clinker production rate.

9.	(15 pts) Goal related to combined annual average kiln utilization (based on 8760 available hours).

10.	(10 pts) Goal related to timely completion of construction of the 80,000 ton dome for the Illinois Cement expansion project within budget.

11.	(20 pts) Goal realted to the Illinois Cement expansion project being on budget and on timeline.

12.	(10 pts) Continue to develop project echo:

13.	(5 pts) Goal related to additional limestone reserves for Illinois Cement.

Paperboard Company

14. (15 pts) Goal related to net winder tons/calendar day

15.	(15 pts) Goal related to annual 54” gypsum facing paper sales.

16.	(10 pts) Goal related to quality returns and allowances $ per ton.

17.	(5 pts) Goal related to new boiler completion.

Concrete and Aggregates Companies

18.	(10 pts) Goal related to new mining equipment for Western Aggregates.

19.	(10 pts) Goal related to CER proposal to increase production capacity at Centex Materials Buda quarry.

Safety — All Companies

20.	(20 pts) Goal related to safety.

Total 260 pts
The number of points to be used in Section 2(b) to determine the vesting percentage shall be the total number of points achieved under this Exhibit B (as determined by the Committee in accordance of this Agreement with Section 2(b) hereof) divided by 2.6.

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